Exhibit A

Fund
SPDR SSgA Multi-Asset Real Return ETF
SPDR SSgA Income Allocation ETF
SPDR SSgA Global Allocation ETF
SPDR Blackstone/GSO Senior Loan ETF
SPDR SSgA Ultra Short Term Bond ETF
SPDR MFS Systematic Core Equity ETF
SPDR MFS Systematic Growth Equity ETF
SPDR MFS Systematic Value Equity ETF
SPDR SSgA Risk Aware ETF

Dated: October 31, 2014